Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Reports Second Quarter 2011 Earnings of $2.7 Million, a 3% Increase, and Continued Loan and Deposit Growth.

LOWELL, Mass (July 21, 2011) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income of $2.7 million, or $0.28 per diluted share, for the three months ended June 30, 2011 compared to $2.6 million, or $0.28 per diluted share for the comparable 2010 period.  Net income for the six months ended June 30, 2011 amounted to $5.1 million, or $0.55 per diluted share, compared to $5.5 million, or $0.60 per diluted share for the comparable 2010 period.

As previously announced on July 19, 2011, the Company declared a quarterly dividend of $0.105 per share to be paid on September 1, 2011 to shareholders of record as of August 11, 2011.  The quarterly dividend represents a 5.0% increase over the 2010 dividend rate.

Chief Executive Officer Jack Clancy commented, “We are very pleased with our financial results and continued growth during both the second quarter and year-to-date 2011.  The increase in net income in the second quarter of 2011 as compared to the prior year is primarily attributed to our continued successful growth.  Operating income for the six months to date was comparable to the prior year levels, as the $340 thousand decrease in net income, compared to the same quarter in 2010, was primarily due to the higher level of gains realized on sales of investment securities in the first quarter of 2010.  Deposits, excluding brokered deposits, have grown $76.0 million, or 6%, since December 31, 2010, or 12% on an annualized basis.  While many banks continue to experience declining loan portfolios, our loan balances grew $32.3 million, or 3%, since December 31, 2010, or 6% on an annualized basis.”

Mr. Clancy further stated, “Our focus remains on increasing market share and on growing all of our business lines, including quality lending, deposits, investment assets managed and insurance services through organic growth and strategic expansion, as we seek to take advantage of market opportunities that continue to be presented to strong community banks.  We remain committed to making investments in our branch network, technology, and most importantly in our employees, customers and communities, while positioning the Bank for long-term growth.  During the second quarter, we announced our fourth Southern New Hampshire location in Pelham, that we anticipate opening in early 2012.”

Founder and Chairman of the Board George Duncan stated, “It is because of our commitment to the markets in which we operate that we have recorded 87 consecutive quarters of profitability.  Our employees have an unwavering commitment and focus on the communities and customers that we serve.  Local businesses, professionals, non-profits and individuals continue to seek the flexibility, responsiveness and personalized service that a community bank such as Enterprise provides.  As a strong, well-capitalized community bank with state-of-the-art product capabilities delivered with a local and dedicated customer-service focus, we believe that we are well positioned to meet our communities’ needs.”

Results of Operations

In both the quarter and year-to-date periods ended June 30, 2011, the Company’s growth contributed to increases in net interest income and the level of operating expenses.  Net income for the three months ended June 30, 2011, as compared to the second quarter of 2010, also included increases in non-interest income, partially offset by the provision for loan losses.  Net income for the six months ended June 30, 2011, as compared to the same period last year, was also impacted by a $516 thousand decline in gains on investment securities sales and an increase in the provision for loan losses, partially offset by increases in other non-interest revenue streams.

Net interest income for the quarter ended June 30, 2011 amounted to $14.3 million, an increase of $414 thousand, or 3%, compared to the June 2010 quarter.  Net interest income increased $1.2 million, or 5% for the six-month period ended June 30, 2011 and amounted to $28.3 million for the six months ended June 30, 2011.  The increase in net interest income over the comparable 2010 periods was due primarily to loan growth.  For the three and six months ended June 30, 2011, average loan balances were $57.3 million and $58.4 million, respectively, above the comparable periods in 2010.  Tax equivalent net interest margin decreased to 4.34% for the quarter ended June 30, 2011, as compared to 4.48% for the quarter ended June 30, 2010.  Year-to-date net interest margin was 4.38% and 4.46% for the six months ended June 30, 2011 and 2010, respectively.  The 2011 margin continues to be impacted by higher average balances in lower yielding short-term investments, primarily from deposit growth in excess of loan growth in the first half of 2011.

The provision for loan losses amounted to $1.2 million for the three months ended June 30, 2011 compared to $1.0 million for the same period in 2010.  For the six months ended June 30, 2011 and 2010, the provision for loan losses amounted to $2.1 million and $1.9 million, respectively.  The provisions made to the allowance for loan losses are a function of trends in asset quality, taking into consideration net charge-offs, the level of non-performing and adversely classified loans, and specific reserves for impaired loans, and the level of loan growth.  For the year-to-date period ended June 30, 2011, the Company recorded net charge-offs of $219 thousand, compared to net charge-offs of $848 thousand for the comparable period ended June 30, 2010.  Annualized net charge-offs to average loans for the six months ended June 30, 2011 amounted to 0.04% compared to 0.16% in 2010.  Total non-performing assets to total assets were 1.73% at June 30, 2011, compared to 1.40% at June 30, 2010.  The balance of the allowance for loan losses allocated to impaired loans amounted to $3.7 million at June 30, 2011, compared to $3.1 million at June 30, 2010.  Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves, and believes that current loan quality statistics are a function of the ongoing effects of the recent economic environment.  The level of loan growth during the first six months of 2011 was comparable to the same period in 2010, and amounted to $32.3 million.  The allowance for loan losses to total loans ratio was 1.81% at June 30, 2011, compared to 1.70% at December 31, 2010 and 1.73% at June 30, 2010.

Non-interest income for the three months ended June 30, 2011 amounted to $3.0 million, an increase of $189 thousand, or 7%, compared to the second quarter of 2010.  This increase was primarily due to increases in deposit fees and investment advisory income.  Non-interest income for the six months ended June 30, 2011 amounted to $5.8 million a decrease of $122 thousand, or 2%, compared to the 2010 year-to-date period.  This decrease primarily resulted from lower levels of gains on sales of investment securities and gains on sales of foreclosed real estate, which is included in Other Income, partially offset by increases in investment advisory fees, deposit fee income, and gains on loan sales.

Non-interest expense for the three months ended June 30, 2011, amounted to $12.1 million, an increase of $322 thousand, or 3%, compared to the same period in the prior year.  For the six months ended June 30, 2011, non-interest expense amounted to $24.3 million, an increase of $1.4 million, or 6%, compared to the same period in the prior year.  We continue to expand the branch network and invest in our infrastructure, communities, and employees to position Enterprise for continued long-term growth.  Increases in both the quarter and year-to-date expenses resulted primarily from an increase in compensation-related expenses, partially offset by a reduction in FDIC insurance expenses, resulting from changes made by the FDIC (effective April 1, 2011) in their deposit insurance assessment.  Advertising and public relations expense decreased in the quarter, primarily due to the Bank’s community recognition event, which was held in the Spring of 2010 and is planned to be held in the Fall of 2011.  Year-to-date occupancy expense increased, primarily in the first quarter of 2011, as a result of the unusually high snow removal costs.  Increases in Other Operating Expenses of $207 thousand and $345 thousand, respectively, for the quarter and year-to-date periods, included foreclosed real estate and loan workout expenses of $69 thousand and $104 thousand, respectively.

Key Financial Highlights

•                  Total assets were $1.47 billion at June 30, 2011 as compared to $1.40 billion at December 31, 2010, an increase of $73.2 million, or 5%, primarily due to increases in both short-term investments, as a result of deposit growth in excess of loan funding, and loans.  Since March 31, 2011, total assets have increased $41.1 million, or 3%.

•                  Total loans amounted to $1.18 billion at June 30, 2011, an increase of $32.3 million, or 3%, since December 31, 2010.  Since March 31, 2011, total loans have increased $24.0 million, or 2%.

•                  Total deposits, excluding brokered deposits, were $1.32 billion at June 30, 2011 as compared to $1.24 billion at December 31, 2010, an increase of $76.0 million, or 6%.  The Company had no brokered deposit balances at June 30, 2011 and amounts were minimal at December 31, 2010. Total deposits, excluding brokered deposits, have increased $34.9 million, or 3%, since March 31, 2011.

•                  Investment assets under management amounted to $512.5 million at June 30, 2011 as compared to $493.1 million at December 31, 2010, an increase of $19.5 million, or 4%.  Investment assets under management have increased $4.3 million, or 1%, since March 31, 2011. The increase is attributable primarily to asset growth, both from new business and market value appreciation.

•                  Total assets under management amounted to $2.04 billion at June 30, 2011 as compared to $1.95 billion at December 31, 2010, an increase of $90.0 million, or 5%.  Since March 31, 2011, total assets under management have increased $43.0 million, or 2%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 87 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire.  Enterprise Bank has eighteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry, Hudson, and Salem.  The Company has also obtained the necessary regulatory approvals to establish a new branch in Pelham, New Hampshire, and expects that this office will be open for business in early 2012.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and Six months ended June 30, 2011 and 2010

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2011	2010	2011	2010

Interest and dividend income:
Loans	$15,567	$15,354	$30,837	$30,123
Investment securities	907	1,057	1,866	2,147
Short-term investments	16	14	27	20
Total interest and dividend income	16,490	16,425	32,730	32,290

Interest expense:
Deposits	1,903	2,224	3,818	4,555
Borrowed funds	22	50	44	107
Junior subordinated debentures	295	295	589	589
Total interest expense	2,220	2,569	4,451	5,251

Net interest income	14,270	13,856	28,279	27,039

Provision for loan losses	1,192	1,033	2,114	1,912
Net interest income after provision for loan losses
	13,078	12,823	26,165	25,127

Non-interest income:
Investment advisory fees	969	879	1,925	1,733
Deposit service fees	1,116	1,034	2,139	2,006
Income on bank-owned life insurance	160	166	322	322
Other than temporary impairment on investment securities	—	(7)	—	(8)
Net gains on sales of investment securities	261	276	261	777
Gains on sales of loans	64	103	284	184
Other income	476	406	895	934
Total non-interest income	3,046	2,857	5,826	5,948

Non-interest expense:
Salaries and employee benefits	7,122	6,676	14,098	13,122
Occupancy and equipment expenses	1,334	1,332	2,778	2,639
Technology and telecommunications expenses	961	1,010	1,934	1,922
Advertising and public relations expenses	581	755	1,246	1,281
Deposit insurance premiums	284	449	773	909
Audit, legal and other professional fees	362	328	672	595
Supplies and postage expenses	206	201	424	397
Investment advisory and custodial expenses	126	110	230	246
Other operating expenses	1,118	911	2,139	1,794
Total non-interest expense	12,094	11,772	24,294	22,905

Income before income taxes	4,030	3,908	7,697	8,170
Provision for income taxes	1,345	1,305	2,548	2,681

Net income	$2,685	$2,603	$5,149	$5,489

Basic earnings per share	$0.29	$0.28	$0.55	$0.60
Diluted earnings per share	$0.28	$0.28	$0.55	$0.60
Basic weighted average common shares outstanding	9,401,932	9,219,171	9,360,458	9,172,194
Diluted weighted average common shares outstanding	9,497,299	9,223,965	9,426,633	9,176,734

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,	June 30,
(Dollars in thousands)	2011	2010	2010

Assets
Cash and cash equivalents:
Cash and due from banks	$29,205	$30,541	$30,504
Short-term investments	74,091	24,465	40,050
Total cash and cash equivalents	103,296	55,006	70,554

Investment securities at fair value	134,124	142,060	133,008
Federal Home Loan Bank Stock	4,740	4,740	4,740
Loans, less allowance for loan losses of $21,310 at June 30, 2011, $19,415 at December 31, 2010 and $19,282 at June 30, 2010, respectively	1,154,303	1,123,931	1,096,978
Premises and equipment	25,658	24,924	24,360
Accrued interest receivable	5,447	5,532	5,432
Deferred income taxes, net	10,425	11,039	10,211
Bank-owned life insurance	14,670	14,397	14,114
Prepaid income taxes	1,113	379	1,041
Prepaid expenses and other assets	11,076	9,657	7,922
Core deposit intangible, net of amortization	—	—	10
Goodwill	5,656	5,656	5,656

Total assets	$1,470,508	$1,397,321	$1,374,026

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,319,959	$1,244,071	$1,215,161
Borrowed funds	4,779	15,541	25,372
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	11,715	9,297	9,003
Accrued interest payable	815	914	1,011

Total liabilities	1,348,093	1,280,648	1,261,372

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,422,087, 9,290,465, and 9,237,765 shares issued and outstanding at June 30, 2011, December 31, 2010 and June 30, 2010, respectively	94	93	92
Additional paid-in capital	44,039	42,590	41,608
Retained earnings	75,186	72,000	68,699
Accumulated other comprehensive income	3,096	1,990	2,255

Total stockholders’ equity	122,415	116,673	112,654

Total liabilities and stockholders’ equity	$1,470,508	$1,397,321	$1,374,026

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	six months	year	six months
	ended	ended	ended
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2011	2010	2010
Balance Sheet Items:
Total assets	$1,470,508	$1,397,321	$1,374,026
Loans serviced for others	61,172	63,807	68,081
Investment assets under management	512,536	493,078	441,733
Total assets under management	$2,044,216	$1,954,206	$1,883,840

Book value per share	$12.99	$12.56	$12.19
Dividends per common share	$0.21	$0.40	$0.20
Total capital to risk weighted assets	11.36%	11.44%	11.26%
Tier 1 capital to risk weighted assets	10.06%	10.14%	9.98%
Tier 1 capital to average assets	8.70%	8.55%	8.59%
Allowance for loan losses to total loans	1.81%	1.70%	1.73%
Non-performing assets	$25,375	$21,166	$19,199
Non-performing assets to total assets	1.73%	1.51%	1.40%

Income Statement Items (annualized):
Return on average assets	0.73%	0.78%	0.83%
Return on average stockholders’ equity	8.71%	9.42%	10.04%
Net interest margin (tax equivalent)	4.38%	4.41%	4.46%